Exhibit 4.54

English Translation for Reference Only

IN-DOOR WORKPLACE LEASE AGREEMENT

PARTIES

USER	CSUN EURASIA ENERGY TECHNOLOGIES INDUSTRY AND TRADE INC. CO. (CSUN EURASIA ENERJI TEKNOLOJILERI SAN. VE TIC. A.S.)

HEAD OFFICE ADDRESS	Istanbul Endustri ve Ticaret Serbest Bolgesi Akif Kopuz Cad. T-10 Parsel, B Blok, Kat: 2, 34957 Tuzla - ISTANBUL

LESSOR	DASBAS – ISTANBUL INDUSTRY AND FREE TRADE ZONE FOUNDER AND OPERATOR INC. CO. TUZLA / ISTANBUL (DESBAS - ISTANBUL ENDUSTRI VE TICARET SERBEST BOLGESI KURUCU VE ISLETICISI A.S. TUZLA / ISTANBUL)

INDOOR WORKPLACE RENTED

ZONE	ISTANBUL ENDUSTRI VE TICARET SERBEST BOLGESI

WORKPLACE NO	DESBAS 6 Binası B Blok Kat: 2 - 3

SURFACE AREA OF WORKPLACE (GROSS)	7,500 m2

RENTAL FEE AND DURATION

MONTHLY RENTAL FEE	45,000 $

DATE OF COVENANT COMMENCEMENT	12.11.2012

CONTRACTUAL PERIOD	Operating License is as specified in the license.

1.	INDOOR WORKPLACE LOCALITY:

It is the indoor independent sections pertaining to DESBAS situated in the Istanbul Industry and Trade Free Zone.

2.	USAGE PURPOSE OF IN DOOR WORKPLACE:

The indoor workplace (excluding the ones rented to be an office) can be used for storage and / or production of in-coming goods solely in the name of company. The penthouse of the building shall be used by the company on no-charge basis.

Even being in its closed packing, any commodities that are flammable and explosive, dispersing heavy odors, possessing this environment – polluting features are strictly not acceptable to the commodity storage locations.

If these properties are found out later on, immediate evacuation of the depot is requested by the commodity owner. The user has the obligation of having its goods insured against damages which might emanate from the commodities which were stored in the outdoor areas.

3.	RENTAL SERVICE FEES AND ADVANCE PAYMENTS:

The lease payments will start on 01.01.2013. Starting from 3 years later than the date of agreement signature, the rent increase shall be made at the rate of USA consumer price index annually.

The indoor workplace rent and service costs (loading – unloading, water, electric, purification etc.) are paid on the payment terms and measurement basis specified in “DESBAS Rent and Service Tariffs". The fees received maybe increased at maximum rate of 10% upon approval by the Undersecretariat annually.

Regarding the matters of which are not paid within their time, provision of Clause – 574 of Debts Law is exercised.

In no ways, the owner of commodities may suspend or postponed their payments. The duration of this lease agreement is the same as its period of “Operating License” and it can be extended upon existence of required conditions upon mutual agreement of both parties.

4.	DEFAULT STATE:

In case where the User fell into default after non-payment of rent cost, following provisions are applied:

-	Annually 12 percent of default interest is applied over the amount of debt matured against the user. In addition, a penal clause at the rate of 10 percent of the price related to the current rental period is accrued.

-	Within a 30 day – period recognized to himself in process of notice or enforcement proceeding follow up, in case where the User did not paid all types of rental and service liability together with all of their accessorial rights, together with its concrete evidences, pertinent situation is notified to Free Zones General Directorate through mediation of Regional Directorate with a can collation request for its “Operating License”. The provisions of rent law numbered 6098 are reserved.

5.	RULES REQUIRED TO BE COMPLIED:

The User is obliged to comply with laws, decrees, regulation provisions, the circulars and instructions of Ministry of Economy, general Directorate of Free Zones Abroad Investments and Services, Regional Directorate and DESBAS. In addition, it is mandatory for the tenant to keep the rented space clean and well-maintained. The User is liable for making payment of individual and joint general expenses related to the charges in exchange of heating, cleaning, repair, maintenance, illumination, water, electricity, communication, security, loading – unloading supervision, common personnel and similar services provided by DESBAS at the ratio of the usable surface area to DESBAS.

The User cannot fulfill execution of said services and works without obtaining consent of DESBAS in writing; nor can it demand and obtain them from third persons.

6.	RESPONSIBILITY

At the workplace it has rented, the User is obliged to take all types of safety and health precautions and to comply with the orders and instructions related to arrangement, operating mode and procedure of Zone to be determined by DESBAS and Regional Directorate and to get its assets insures against fire and other risks. The User is liable for all in-coming and out-going goods, behavior, acts and transactions of its workers and staff members, customers, vehicles transporting passengers and cargo at said workplace, machinery and equipments it uses and damages caused by all of these to the infrastructural and the superstructure facilities of DESBAS and to third persons and properties and interests of these persons against DASBAS and Regional Directorate.

IN THE EVENT OF USING THE GENERAL DEPOTS:

The owner of commodity declares and agrees in advance that DESBAS shall not be in no way responsible for the deterioration and damage to the goods stored at the general depots (including also the natural disasters such as fire, infestation, evaporation, decay, fire, flood, etc.). Evacuation of the assets can be requested by DESBAS in occurrence of events in question.

The type, unit of issue and quantity declared and specified in the invoices of the goods will be exactly accepted by DESBAS being packaged in form of cartons, boxes, pallets, barrels etc. and taken to the general depots (the goods which are not delivered after being repaired or taped; including damaged packing such as broken, torn, perforated and the like). During delivery of goods to the User company shall be responsible for any shortages or excess, other than difference in type and / or declared input quantities. The unit prices and amounts of commodities of the User or the companies holding a warehouse usage certificate do not in no ways bind DESBAS.

7.	TRANSFER

The User cannot assign and endorse the workplace it has hired with this agreement and recognize facility to be operated, utilized and benefitted in no way and form by a third persons, either private persons and legal entities, even partially.

8.	DAMAGE AND SECURITY

The User is obliged to take necessary measures against fire, other risks and damages to third parties, which might occur emanating from the goods at said workplace and fulfill its liability by getting them insured.

The User is responsible for the theft, loss, deformation, damages which might take place due to not having taken necessary safety measures for the goods it had placed into the workplace or natural disasters such as flood etc. and it declares and commits in advance that DESBAS would not be in no way and form responsible due to these matters.

9.	TERMINATION OF CONTRACT

This indoor workplace lease agreement shall be automatically cancelled due to expiry of the period determined, expiry of Operating License term or cancellation of Operating License due to the circumstances specified in the Regulation, without any further need for communicating a warning or advice letter.

10.	CIRCULARS

The User is obliged to abide the circulars and written instructions and orders to be issued by Regional Directorate or top authorities.

11.	COMPETENT AUTHORITIES IN OCCURRENCE OF DISPUTE:

In settlement of disputes which might emanate from execution of this agreement, firstly Istanbul Industry an d Trading Free Zone Director is authorized, in failure of reaching an agreement, Istanbul Courts and Execution Offices are empowered.

12.	APPROVAL

This indoor workplace lease agreement takes effect upon being signed by the parties and as from the date of approval by the Regional Director.

13.	OTHER PROVISIONS

On other matters not contained in this indoor workplace lease agreement, the provisions of Laws and Regulations and the “Agreement” concluded between DESBAS and Ministry of Economy, General Directorate of Free Zones Abroad Investments and Services apply.

However, the principles specified in this agreement constitute the vested rights in respect of the parties herein.

15.	APPLICABLE LANGUAGE

This agreement has been issued in Turkish language and in existence of text of the same lease agreement translated in English language upon request by the User as to bear signature of both parties, regarding the settlement of disputes which might arise, Text in Turkish language shall prevail.

16.	LAST ARTICLE

This agreement consisting of 16 articles including this article has been issued and signed between parties in 4 (four) copies.

Joint Debtor, Joint Guarantor

(Bail is valid until the actual evacuation.)

NAME..............................:

SIGNATURE....................:

/S/ CSUN EURASIA ENERGY TECHNOLOGIES INDUSTRY AND TRADE INC. CO.LTD

/s/ DASBAS-ISTANBUL INDUSTRY AND FREE ZONE FOUNDER AND OPERATOR INC. CO. TUZLA/ISTANBUL.

USER	DESBAS

(Signatures and Initials of Interested Authorities)